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                                  Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS

      We consent to the use of our report dated February 23, 2001, with respect to the consolidated balance sheets of Mid-America Apartment Communities, Inc. as of December 31, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, and the related financial statement schedule, which report is included in the 2000 annual report on Form 10-K of Mid-America Apartment Communities, Inc., incorporated herein by reference and to the reference to our firm under the heading of "Experts" in the Prospectus.


                                                KPMG LLP

Memphis, Tennessee
February 11, 2002